FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ANNOUNCES SHARE BUYBACK PROGRAM

OF UP TO $50 MILLION

CRANBURY, NEW JERSEY (August 11, 2011) – Innophos Holdings, Inc. (NASDAQ: ''IPHS”), the leading North American producer of specialty phosphate products for the food, beverage, pharmaceutical, oral care and industrial end markets, today announced that its board of directors has authorized a repurchase program for Company common stock of up to $50 million.

Under the program, shares will be repurchased from time to time at management’s discretion, either through open market transactions, block purchases, private transactions or other means and will be funded through existing liquidity and cash from operations. A five year time limit has been set for the expiration of the program as initially structured. The timing of repurchases and the exact number of shares of common stock to be purchased will depend upon market conditions and other factors.  However, annual repurchase amounts are expected at a minimum to be sufficient to reduce significantly, or eliminate, earnings per share dilution caused by shares issued upon the exercise of stock options and in connection with other equity based compensation plans.

At July 31, 2011, the Company reported 21,766,338 shares of common stock outstanding.

Randy Gress, Chairman and Chief Executive Officer, commented, “The strength of our earnings and cash flow generation, and our confidence in the continued success of our strategic transformation to a company primarily focused on higher value food ingredients, has allowed us to authorize a stock repurchase program as an additional avenue for delivering shareholder value.  Our first priority for capital allocation remains investing in support of Innophos’ growth objectives. However, as we have demonstrated through regular dividend payments since our 2006 IPO and a significant increase in the dividend earlier this year, we also believe that cash returns to shareholders are an important component of our value creation strategy.”

About Innophos Holdings, Inc.

Innophos is the leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please see www.innophos.com. 'IPHS-G' IPHS-G’

Contact Information:

Innophos Holdings, Inc.	Financial Dynamics
Investor Relations: (609) 366-1299	Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com	212-850-5600